Exhibit 10.02
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”) by and among Cardinal Health, Inc., an Ohio corporation (the “Company”), and Robert D. Walter (the “Executive”), amends and restates, as of April 17, 2006, that certain Employment Agreement originally dated November 20, 2001 and previously amended and restated on February 1, 2004 between the Company and the Executive.
     The Company has determined that because of the unique nature of the Executive’s services to the Company it is in its best interests and those of its shareholders to assure that the Company will have the continued dedication of the Executive, and to provide the Company with the continuity of management the Company considers crucial to ensuring the Company’s continued success.
     Therefore, in order to accomplish these objectives, the Board of Directors (the “Board”) and the Company have caused the Company to enter into this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Effective Date. The “Effective Date” shall mean November 20, 2001.
     2. Employment Period.
     The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on June 30, 2008, unless prior terminated in accordance with this Agreement, which shall be referred to herein as the “Employment Period.”
     3. Terms of Employment.
     (a) Position and Duties.
     (i) During the Employment Period (A) on or prior to April 17, 2006 the Executive shall serve as the Chairman and Chief Executive Officer of the Company with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting directly to the Board; (B) subsequent to April 17, 2006, the Executive shall serve as the Executive Chairman of the Board with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting directly to the Board. The Executive’s services shall be performed at such locations selected by the Executive, consistent with his obligations under Section 3(a)(ii) of this Agreement.
     (ii) During the Employment Period and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive on or prior to April 17, 2006, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to April 17, 2006 shall thereafter be deemed not to interfere with the performance of the Executive’s responsibilities to the Company.
     (b) Compensation.
     (i) Base Salary. During the Employment Period, the Executive shall receive a salary at an annualized rate, which shall be referred to as the “Annual Base Salary,” of: (A) no less than $1,111,000.00 as Chairman and Chief Executive Officer of the Company for that portion of the Employment Period on or prior to April 17, 2006; and (B) $900,000.00 for that portion of the Employment Period subsequent to April 17, 2006.
     During the Employment Period, the Annual Base Salary shall be reviewed at the time that the salaries of all of the executive officers of the Company are reviewed. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase except as expressly set out above and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as modified pursuant to this paragraph 3(b)(i).
     (ii) Annual Bonus. The Executive shall receive a bonus at an annualized rate, which shall be referred to as the “Annual Bonus,” determined as follows: (A) for the fiscal year 2006, a target Annual Bonus of 300% of his Annual Base Salary for the period from July 1, 2005 through April 17, 2006 and a target Annual Bonus of 150% of his reduced Annual Base Salary for that portion of the Employment Period from April 17, 2006 through June 30, 2006, (with such target Annual Bonuses to be blended pursuant to the Company’s standard policy and paid out based on performance criteria previously established by the Board); (B) for the fiscal year 2007, a target Annual Bonus of 150% of the Executive’s Annual Base Salary (to be paid out based on performance criteria to be established by the mutual agreement of the Company and the Executive); and (C) for the fiscal year 2008, a target Annual Bonus of 150% of the Executive’s Annual Base Salary (with such actual Annual Bonus to be calculated and paid at the same time and as the same percentage of his target Annual Bonus as the percentage of the Chief Executive Officer’s actual bonus is of the Chief Executive Officer’s target Annual Bonus).

     (iii) Incentive Awards. The Executive shall be eligible for equity and non-equity awards under the Company’s stock incentive and other long-term incentive compensation plans (A) for that portion of the Employment Period on or prior to April 17, 2006 as determined by the Board or an appropriate committee of the Board, consistent with past practice and CEO competitive pay practices, provided that during that portion of the Employment Period on or prior to April 17, 2006 the Executive shall receive an annual stock option award with a value of no less than 3,000% of Annual Base Salary in terms of “dollars at work;” and (B) for that portion of the Employment Period subsequent to April 17, 2006, the Executive shall receive two annual stock incentive grants on the same schedule as other senior Company executives; provided, however, that the Executive shall receive the first of the two stock incentive grants not later than September 30, 2006 and shall receive the second of the two stock incentive grants not later than September 30, 2007; and, provided further, that the Executive shall receive each of these two stock incentive grants before his Date of Termination if the Executive’s employment is terminated other than for Cause or he terminates employment for Good Reason. Each of these two stock incentive grants shall have an expected value as of the grant date equal to 700% of the Executive’s Annual Base Salary (calculated based on the Company’s standard valuation method) and shall consist of 70% stock options and 30% restricted stock units.
     (iv) Retirement Benefits. The Executive shall be eligible to participate in any supplemental executive retirement program established by the Company during the Employment Period.
     (v) Deferrable Restricted Share Unit Award. As of November 20, 2001, the Executive was granted 150,000 shares of deferrable restricted stock units of the Company (“Restricted Share Unit Award”), which may be settled only in Company common stock, in accordance with the form of grant attached hereto as Exhibit A. Except as otherwise provided herein and in such deferrable restricted stock unit agreement, stock subject to such Restricted Share Unit Award will not be distributable until the later to occur of (A) the Executive’s 62nd birthday or (B) the first date on which the Executive ceases to be a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, of the Company, or such earlier date as may be approved by the Board. To the extent that dividends are paid on Company common stock after November 20, 2001 and prior to the date that the Company common stock subject to a Restricted Share Unit Award is issued to the Executive, the Executive shall be entitled to a cash payment in an amount equal to the dividends that he would have been entitled to receive had he been the owner of such unissued shares on the date such dividends are paid. Such cash payment shall be made at the same time as payment of dividends are made to other shareholders of Company common stock. The issuance of any Company common stock pursuant to a Restricted Share Unit Award shall be subject to the satisfaction of any and all conditions necessary for the issuance of such shares under applicable law.
     (vi) Vesting of Certain Awards. (A) As of February 1, 2004, the Executive agreed, (x) with respect to the Restricted Share Unit Award, to an extension of the vesting date from June 30, 2004 to January 15, 2006, and (y) with respect to the options granted to the Executive on November 19, 2001, to an extension of the grant vesting date from November 19, 2004 to January 15, 2006. The Restricted Share Units Agreement dated November 20, 2001, between the Company and the Executive (the “2001 RSU Agreement”) and the Nonqualified Stock Option Agreement dated November 19, 2001 between the Company and the Executive (the “2001 Option Agreement”), respectively, are hereby amended to reflect the vesting date extensions described in the preceding sentence. Except as expressly modified herein, the 2001 RSU Agreement and the 2001 Option Agreement remain unchanged; and (B) any stock incentive awards granted prior to April 17, 2006 shall vest and become exercisable consistent with the terms of such grant and the Company’s customary practices for senior executives; provided, however, that upon termination of the Employment Period the Company shall cause any unvested stock options, restricted stock and restricted share units held by the Executive or a permitted transferee (whether granted under this Agreement or otherwise) to either (x) continue to vest in accordance with their original terms during the Consulting Period (referred to in Section 5(e) below); or (y) vest immediately as of the termination of the Employment Period, and in either event, with all such stock options, once vested, remaining exercisable by the Executive or his heirs, successors or assigns until the end of the option term, regardless of whether the Executive remains employed; and (C) any stock incentive awards granted after April 17, 2006 shall provide for: (x) full vesting of all such awards no later than the termination of the Employment Period, and (y) exercisability of any such stock option, once vested, by the Executive or his heirs, successors, or assigns until the end of the option term regardless of whether the Executive remains employed.
     (vii) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs generally applicable to the most senior executives of the Company on a basis and on terms no less favorable than that provided to the Executive immediately prior to April 17, 2006.
     (viii) Expenses. During the Employment Period and the Consulting Period, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in accordance with the Company’s policies for its senior executives.
     (ix) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the senior executives of the Company.
     4. Termination of Employment.
     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(a) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
     (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or
     (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates, or
     (iii) conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto; or
     (vi) a material breach of Section 9 of this Agreement.
For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail. The definition of “Cause” hereunder shall supersede any provision of any Plan or Agreement (as hereafter defined) that provides for a Forfeiture or Payment (as hereafter defined) upon the Executive’s violation of a Company policy or similar such conduct under such Plan or Agreement.

     (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:
     (i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
     (ii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
     (iii) the Company requiring the Executive to be based at any office or location more than 10 miles from that provided in Section 3(a)(i)(B) hereof, provided that reasonable travel required in connection with Executive’s reporting relationships and responsibilities to the Board shall not be deemed a breach hereof;
     (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;
     (v) any failure by the Company to comply with and satisfy Section 10(b) of this Agreement; OR
     (vi) the occurrence of a Change of Control (as hereinafter defined).
     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

     (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, subject to the provisions of Section 5(d), the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
     5. Obligations of the Company upon Termination.
     (a) Good Reason; Other Than for Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:
     (i) except as specified below, the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
     A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination and any Annual Bonus for the fiscal year prior to the Date of Termination to the extent not theretofore paid, and (2) the product of (x) the average Annual Bonus paid to the Executive in respect of the three completed fiscal years prior to the Date of Termination, provided that such amount shall not be less than Executive’s Annual Bonus at target hereunder (the “Recent Average Bonus”), and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2), shall be hereinafter referred to as the “Accrued Obligations”); and
     B. the amount equal to the product of (x) two, or if the Date of Termination is within three years after a Change of Control, three and (y) the sum of (I) the Executive’s Annual Base Salary and (II) the Recent Average Bonus; and
     (ii) any stock options, restricted stock and restricted share units held by the Executive or a permitted transferee (whether granted under this Agreement or otherwise) shall vest immediately (with all such stock options remaining exercisable by the Executive or his heirs, successors or assigns until the end of the option term); and
     (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice; provided that Executive and his eligible dependents shall continue to participate in the Company’s welfare benefit plans for the period during which severance is measured commencing on the Date of Termination.
For purposes of this Agreement, “Change of Control” shall mean any of the following events:
     (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act)(a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (x) the then outstanding common shares of the Company (the “outstanding Company Common Shares”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any corporation controlled by the Company, (B) any acquisition by the Company or any corporation controlled by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation that is a Non-Control Acquisition (as defined in (iii) below); or
     (ii) the individuals who, as of April 17, 2006 constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company provided, however, that any individual becoming a director subsequent to April 17, 2006 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” means a Business Combination where, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Company all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any) and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     (b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clause (1) of Section 5(a)(i)(A) above, and the timely payment or provision of the Other Benefits, in each case to the extent theretofore unpaid, and subject also to the provisions of Sections 3(b)(vi) and 5(d).
     (c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of the Other Benefits. Additionally, any stock options, restricted stock and restricted share units held by the Executive or a permitted transferee (whether granted under this Agreement or otherwise) shall vest immediately (with all such stock options remaining exercisable by the Executive or his heirs, successors or assigns until the end of the option term); and Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.
     (d) Disability; Retirement. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Additionally, unless the award agreement with respect to an individual stock option, restricted stock or restricted share unit award otherwise provides for immediate and full vesting, for purposes of the vesting of any stock options, restricted stock or restricted share units held by the Executive or a permitted transferee (whether granted under this Agreement or otherwise), if the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period or the Executive’s employment is terminated by reason of the Executive’s retirement at any time after June 30, 2004, the Executive shall be treated as a consulting employee and any such stock options, restricted stock or restricted share units shall continue to vest in accordance with their original vesting schedule (with all such stock options, once vested, remaining exercisable by the Executive or his heirs, successors or assigns until the end of the option term). If the Executive shall die after termination by reason of his retirement or Disability, all stock options, restricted stock and restricted share units held by the Executive or a permitted transferee (whether granted under this Agreement or otherwise) shall vest immediately (with all such stock options remaining exercisable by the Executive or his heirs, successors or assigns until the end of the option term). With respect to the provision of Other Benefits upon the Executive’s Disability, the term Other Benefits as utilized in this Section 5(d) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company.
(e) Consulting Period.
     Immediately following the end of the Employment Period (unless the Executive’s employment is terminated for Cause or the Executive terminates his employment without Good Reason, or dies or is Disabled) and for a period of five years thereafter (the “Consulting Period”), the Executive shall, when and as requested by the Chief Executive Officer of the Company and subject to his reasonable availability, provide services and advice to the Company as a consultant and shall participate in external activities and events for the benefit of the Company not to take up more than 20% of the Executive’s business time and attention. The Consulting Period shall terminate without further liability to the Company in the event that it is determined that the Executive is in violation of Section 9(c), (d) or (e), as determined pursuant to the procedures set out in Section 9(i), whether or not during the Restricted Period.
     During the Consulting Period, the Executive shall receive annual compensation of $1,000,000, payable monthly, which shall be referred to herein as “Consulting Period Compensation.” The Consulting Period Compensation shall be the only compensation the Executive receives from the Company for his performance of services as a consultant. If, during the Consulting Period, the Company shall terminate the Executive’s consulting arrangement for any reason (unless the Executive’s consulting arrangement is terminated for Cause or the Executive terminates his employment without Good Reason, or dies or is Disabled, with the definitions of “Cause,” “Good Reason,” and “Disabled” to be adjusted to reflect the facts of his consulting arrangement), the Company shall pay the Executive in a lump sum in cash within 30 days after such termination date the sum of (1) the Executive’s Consulting Period Compensation through such termination date to the extent not theretofore paid, and (2) all compensation the Executive would have received during the remainder of the Consulting Period had his consulting arrangement not been terminated.
(f) Certain Additional Agreements under Section 409A.
     (i) In the event the payment of any amounts by the Company to or for the benefit of the Executive would be treated as non-qualified deferred compensation under Section 409A of the Code, such payment shall be delayed for six (6) months after the date of the Executive’s separation from service if required in order to avoid additional tax under Section 409A of the Code. If the Executive dies within six (6) months following a separation from service, any such delayed payments shall not be further delayed, and shall be immediately payable to the Executive’s estate.
     (ii) The Company shall not take any action that would expose any payment or benefit to the Executive under this Agreement or under any plan, arrangement or other agreement to the additional tax imposed under Section 409A of the Code, unless (A) the Company is obligated to take the action under an agreement, plan or arrangement to which the Executive is a party, (B) the Company advises the Executive in writing that the action may result in the imposition of the additional tax, and (C) the Executive subsequently requests the action in a writing that acknowledges that he shall be responsible for any effect of the action under Section 409A of the Code. The Company shall hold the Executive harmless for any action it may take in violation of this paragraph.
     (iii) It is the parties’ intention that the benefits and rights to which the Executive could become entitled in connection with the termination of employment covered under this Agreement comply with Section 409A of the Code. If the Executive or the Company believes, at any time, that any of such benefit or right does not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on the Executive and on the Company).
     (iv) Without limitation on the foregoing, if the Executive suffers any adverse tax consequences as a result of the vesting of any award or the extension of the excercisability of any option on the shares of the Company, the Company shall hold the Executive harmless for any and all taxes in excess of those that would be paid absent those adverse tax consequences; provided that the Company and the Executive cooperate to the maximum extent possible to minimize any such adverse tax consequences.
     6. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company, or any of its affiliates and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company, or its affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. As used in this Agreement, the terms “affiliated companies” and “affiliates” shall include any company controlled by, controlling or under common control with the Company.
     7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the

Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), if the Executive prevails on any material claim made by him, and disputed by the Company under the terms of this Agreement.
     8. Certain Additional Payments by the Company. If at any time for any reason any payment or distribution (a “Payment”) by the Company or any other person or entity to or for the benefit of the Executive is determined to be a “parachute payment” (within the meaning of Section 280G (b) (2) of the Code), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with or arising out of his employment with the Company or a change in ownership or excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive ( the “Excise Tax”), then within a reasonable period of time after such determination is reached the Company shall pay to the Executive an additional payment (the “Gross-Up Payment”) in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on such Payment and any federal, state or local income or employment tax or other taxes and Excise Tax on the Gross-Up Payment, shall equal the amount of such Payment (including any interest or penalties with respect to any of the foregoing). All determinations concerning the application of the foregoing shall be made by a nationally recognized firm of independent accountants (together with legal counsel of its choosing) selected by the Company after consultation with the Executive (which may be the Company’s independent auditors), whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants and counsel (including counsel for the Executive) shall be borne by the Company. If such independent auditors determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on his Federal income tax return. In the event the Internal Revenue Service assesses the Executive an amount of Excise Tax in excess of that determined in accordance with the foregoing, the Company shall pay to the Executive an additional Gross-Up Payment, calculated as described above in respect of such excess Excise Tax, including a Gross-Up Payment in respect of any interest or penalties imposed by the Internal Revenue Service with respect to such excess Excise Tax.
     9. Covenants.
     (a) Introduction. The parties acknowledge that the provisions and covenants contained in this Section 9 are ancillary and material to this Agreement and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Section 9 do not adversely affect the Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. The parties further acknowledge and agree that the provisions of

Section 11(a) below are accurate and necessary because (i) the Company is headquartered in Ohio, which has operations nationwide and has a compelling interest in having its employees treated uniformly, (ii) the use of Ohio law provides certainty to the parties in any covenant litigation in the United States, and (iii) enforcement of the provision of this Section 9 would not violate any fundamental public policy of Ohio or any other jurisdiction.
     (b) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “Cardinal Group”), all secret or confidential information, knowledge or data relating to the Cardinal Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the Cardinal Group and that is not public knowledge (other than as a result of the Executive’s violation of this Section 9(b))(“Confidential Information”). For the purposes of this Section 9(b), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Cardinal Group, except with prior written consent of the applicable Cardinal Group company, or as otherwise required by law or legal process. All confidential records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the Cardinal Group, as applicable, and shall be turned over to the applicable Cardinal Group company upon termination of the Executive’s employment.
     (c) Non-Recruitment of Cardinal Group Employees, etc. Executive shall not, at any time during the Restricted Period (as defined in this Section 9(c)), without the prior written consent of the Company, engage in the following conduct (a “Solicitation”): (i) directly or indirectly, contact, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six month an employee, representative, officer or director of the Cardinal Group; or (ii) take any action to encourage or induce any employee, representative, officer or director of the Cardinal Group to cease their relationship with the Cardinal Group for any reason. A “Solicitation” does not include any recruitment of employees within or for the Cardinal Group. The “Restricted Period” means the period of Executive’s employment with the Cardinal Group (without regard to any period during which Executive serves as a consultant) and for two years thereafter.
     (d) No Competition — Solicitation of Business. During the Restricted Period, the Executive shall not either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity solicit, service, or accept on behalf of any competitor of the Cardinal Group the business of (i) any customer of the Cardinal Group at the time of the Executive’s employment or Date of Termination, or (ii) any potential customer of the Cardinal Group which the Executive knew to be an identified, prospective purchaser of services or products of the Cardinal Group.

     (e) No Competition — Employment by Competitor. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise (other than an entity or enterprise with annual revenues of 10% or less of the Company’s revenues controlled by or on behalf of any of the Executive’s immediate family, and which such foregoing exception shall apply for the purpose of the covenant of this Section 9(e) as well as any covenant or other limitation under any restricted stock, stock option or other stock incentive held by Executive) that competes with the Cardinal Group in any material way, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the Cardinal Group (each such person described, and not excepted, as a customer, potential customer or a competitor under Section 9(d) or this Section 9(e) is a “Competitor”); provided, however, that during the portion of the Restricted Period following the Employment Period, the Executive shall not be restricted from a role with a diversified entity or enterprise that may do or seek to do business with, or is in competition with, one or more businesses in the Cardinal Group, so long as the Executive appropriately recuses himself from decisions and activities directly associated with such competitive components of the entity or enterprise.
     (f) No Disparagement
     (i) The Executive and the Company shall at all times refrain from taking actions or making statements, written or oral, that (A) denigrate, disparage or defame the goodwill or reputation of Executive or the Cardinal Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or (B) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Cardinal Group. The Executive further agrees not to make any negative statements to third parties relating to the Executive’s employment or any aspect of the businesses of Cardinal Group and not to make any statements to third parties about the circumstances of the termination of the Executive’s employment, or about the Cardinal Group or its trustees, directors, officers, security holders, partners, agents or former or current employees and directors, except as may be required by a court or governmental body.
     (ii) The Executive further agrees that, following termination of employment and to the extent not covered by his services to be performed during the Consulting Period, for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall compensate the Executive for any services in excess of those required by him during the Consulting Period as a result of this paragraph 9(f)(ii) or any services after the expiration of the Consulting Period. The

Company shall compensate the Executive for any such cooperation and assistance at a rate equivalent to his Consulting Period Compensation.
     (g) Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive’s initial employment by the Company and continuing until the end of any period during which the Executive is employed by the Cardinal Group, relating or pertaining in any way to the Executive’s employment with or the business of the Cardinal Group, shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignment to the Company or its nominee, of the Executive’s entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees at all times, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.
     (h) Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (A) the purpose of the foregoing covenants, including without limitation the noncompetition covenants of Sections 9(d) and (e), is to protect the goodwill, trade secrets and other Confidential Information of the Company; (B) because of the nature of the business in which the Cardinal Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Cardinal Group in the event the Executive breached any of the covenants of this Section 9; and (C) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 9 would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Section 9 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.
     (i) Any provision of any agreement between the Company (or other member of the Cardinal Group) and the Executive or of any plan, program, policy or practice of the Company (or other member of the Cardinal Group) affecting the Executive, (including, without limitation, any stock option grant agreement, restricted stock agreement and the Restricted Share Unit Award agreement) (collectively, “Plan or Agreement”) to the contrary notwithstanding, (x) no covenant or other restriction under any such Plan or Agreement respecting the Executive’s conduct (which is sometimes referred to therein as “Triggering Conduct” or “Competitor Triggering Conduct”) shall be enforceable, to cause a forfeiture or obligation to pay an amount realized by Executive (or his permitted transferees thereunder) as provided under such Plan or Agreement (a “Forfeiture or Payment”), except as a result of any breach of such covenant or restriction by the Executive prior to the second anniversary of the date on which the Executive’s rights under such Plan or Agreement shall have vested (or to the extent of such vesting) (except that the last day of the Restricted Period shall be substituted for such second anniversary (only if the Restricted Period expires before such second anniversary) respecting any grant of restricted stock made to the Executive prior to April 17, 2006); and (y) the definition of a “Solicitation” at Section 9(c) and of a “Competitor” at Section 9(e) hereof shall supersede any definition of such conduct that is less beneficial to the Executive under such a covenant or restriction under any such Plan and Agreement. In furtherance thereof, (i) no such covenant or restriction shall be enforceable to cause a Forfeiture or Payment against the Executive (or his permitted transferees) under any Plan or Agreement to the extent that the Executive’s rights thereunder vested two or more years prior to April 17, 2006, (ii) the Executive shall not be subject to any Forfeiture or Payment under any such Plan or Agreement until he shall have been afforded Due Process (as hereafter defined), and (iii) any such Plan or Agreement entered into after the Effective Date shall be subject to the provisions of this Section 9(i) and to the definition of “Cause” under Section 4(c) hereof unless such Plan or Agreement specifically refers to this Section 9(i) or Section 4(c) as the case may be and specifically states that the provisions of this Section 9(i) or the definition of “Cause” under Section 4(c) shall not apply. “Due Process” shall mean: (A) the Executive has been given not less than 60 days prior written notice of such conduct (“Conduct Notice”) by the Board, (B) upon such notice to the Executive, the Executive is given an opportunity, together with counsel, to be heard before the Board at a meeting of the Board called and held for the purpose of reviewing such conduct, (C) in the good faith opinion of the Board at such meeting and delivery of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (not including the Executive) finding that the Executive is guilty of such conduct, (D) the Executive fails to cure such conduct, if it is capable of cure, on or before the later of the 60th day following the Conduct Notice or the 14th day after delivery of such resolution, and (E) the Company shall promptly pay all professional fees incurred by the Executive to defend such allegation of a breach of such covenant or restriction (unless such three-quarters majority of the Board adopts such resolution in which case the provisions of Section 7 hereof shall govern any subsequent dispute resolution proceedings or settlement of the parties).
     j. The Company shall reimburse the Executive for all reasonable attorney’s fees and expenses incurred in connection with the negotiation of this Agreement.
     10. Successors.
     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     11. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Ohio in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the most recent address on file for the Executive at the Company.
If to the Company:
7000 Cardinal Place
Dublin, Ohio 43017
Attention: Chief Legal Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Except as otherwise specifically provided herein, notice and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     (f) From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties and any other Plan or agreement with respect to the subject matter hereof. In the case of any conflict between the terms of this Agreement (the “Terms”) and the provisions of any such employment, severance or change of control agreement or any other Plan or agreement as in effect from time to time (the “Provisions”), the Executive’s rights and the Company’s obligations shall be established by whichever of the Terms or Provisions would be more beneficial to the Executive.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.
Execution Date: April 17, 2006
/s/ Robert D. Walter
ROBERT D. WALTER
/s/ John B. McCoy
CARDINAL HEALTH, INC.
Execution Date: April 17, 2006
By: John B. McCoy

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